Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-207844) pertaining to the 2015 Stock Incentive Plan of Lam Research Corporation of our reports dated August 11, 2025, with respect to the consolidated financial statements of Lam Research Corporation and the effectiveness of internal control over financial reporting of Lam Research Corporation included in its Annual Report (Form 10-K) for the year ended June 29, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
November 06, 2025